Exhibit 10.3

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

Molecular Biosystems , Inc.
     Gerard A Wills, Chief Financial Officer
     Stephen F. Keane, Director Investor Relations (619) 824-2212


                 FDA Advisory Panel Meeting Scheduled for FS069


San Diego, California,  January 9, 1997 -- Molecular Biosystems,  Inc. (NYSE:MB)
(MBI) today announced that the Company received notification from the United States Food and Drug Administration (FDA) that it has scheduled an advisory panel review for MBI's second generation ultrasound contrast agent, FS069, on February 24, 1997.

The Radiology Device Advisory Panel will review the use of FS069 for use with 2-D echocardiography (ultrasound of the heart). This is the first in a series of cardiovascular and radiology indications for FS069 for which MBI will be seeking approval from the FDA. The indications will include myocardial perfusion and enhancement of liver and kidney ultrasound imaging. Following FDA approval, Mallinckrodt Inc. (NYSE:MKG) will market and sell FS069 in the United States.

Molecular Biosystems, Inc., based in San Diego, California, is a leader in the development and manufacture of ultrasound contrast agents for medical imaging. ALBUNEX(R), the first FDA approved ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt Inc. MBI shares are listed on the New York Stock Exchange under the symbol "MB".